Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 28, 2007, accompanying the consolidated financial statements of SMF Energy Corporation (formerly known as Streicher Mobile Fueling, Inc.) and subsidiaries appearing in the 2007 Annual Report of the Company to its shareholders on Form 10-K for the year ended June 30, 2007 which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Fort Lauderdale, Florida
December 19, 2007